Exhibit 10.3

Exhibit B

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND REASONABLY APPROVED BY THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

ORDINARY SHARES PURCHASE WARRANT

Number of shares: 3,440,000	Holder: Kips Bay Select LP

Exercise Price per Share: $0.107415	Warrant No. 2020-002

Expiration Date: July 7, 2026	Issue Date: July 7, 2021

FOR VALUE RECEIVED, TODOS MEDICAL LTD., an Israeli corporation (the “Company”), hereby certifies that, Kips Bay Select LP, or its designated assigns (the “Warrant Holder”), is entitled to purchase the securities set forth below.

This Warrant entitles the Warrant Holder to purchase from the Company at any time after the Issue Date and before the Expiration Date, 3,440,000 ordinary shares of the Company, par value NIS 0.01 each, (the “Warrant Shares”) at an exercise price of $0.107415 per share (as adjusted from time to time as provided in Section 7 hereof, the “Exercise Price”), at any time and from time to time from and after the Issue Date and through and including 5:00 p.m. New York time on the Expiration Date.

This Warrant is being issued pursuant to that certain Securities Purchase Agreement, dated as of July 7, 2021 by and between the Company and the Warrant Holder, (the “Loan Agreement”). Capitalized terms used herein but not otherwise defined herein, shall have the meanings given to them in the Lock Up Agreement.

This Warrant is subject to the following terms and conditions:

1. Registration of Warrant. The Company shall register this Warrant upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Warrant Holder hereof from time to time. The Company may deem and treat the registered Warrant Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Warrant Holder, and for all other purposes, unless provided notice to the contrary in accordance herewith.

2. Investment Representation. The Warrant Holder by accepting this Warrant represents that the Warrant Holder is acquiring this Warrant for its own account or the account of an affiliate for investment purposes and not with the view to any offering or distribution and that the Warrant Holder will not sell or otherwise dispose of this Warrant or the underlying Warrant Shares in violation of applicable securities laws. The Warrant Holder acknowledges that the certificates representing any Warrant Shares will bear a legend indicating that they have not been registered under the United States Securities Act of 1933, as amended (the “1933 Act”) and may not be sold by the Warrant Holder except pursuant to an effective registration statement or pursuant to an exemption from registration requirements of the 1933 Act and in accordance with federal and state securities laws. If this Warrant was acquired by the Warrant Holder pursuant to the exemption from the registration requirements of the 1933 Act afforded by Regulation S thereunder, the Warrant Holder acknowledges and covenants that this Warrant may not be exercised by or on behalf of a Person during the one year distribution compliance period (as defined in Regulation S) following the date hereof. “Person” means an individual, partnership, firm, limited liability company, trust, joint venture, association, corporation, or any other legal entity.

3. Validity of Warrant and Issue of Shares. The Company represents and warrants that this Warrant has been duly authorized and validly issued and warrants and agrees that all of Warrant Shares that may be issued upon the due exercise of the rights represented by this Warrant will, when issued upon such exercise, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Company further warrants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient number of ordinary shares of the Company to provide for the exercise of the rights represented by this Warrant.

4. Registration of Transfers and Exchange of Warrants.

a. Subject to compliance with the legend set forth on the face of this Warrant, the Company shall register the transfer of this Warrant, or any portion of this Warrant, in the Warrant Register, upon delivery by the Warrant Holder to the Company, pursuant to Section 10 of (i) this Warrant, and (ii) a duly completed and executed written assignment. Upon any such registration or transfer, a new warrant to purchase ordinary shares of the Company , in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Warrant Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance of such transferee of all of the rights and obligations of a Warrant Holder of a Warrant.

b. This Warrant is exchangeable, upon the surrender hereof by the Warrant Holder to the office of the Company specified in or pursuant to Section 10 for one or more New Warrants, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder. Any such New Warrant will be dated the date of such exchange, and will have the same Expiration Date as the original Warrant for which the New Warrant was exchanged.

c. Notwithstanding the foregoing, the prohibitions set forth in this Section 4.14 shall not apply solely with respect to transactions between the Company and Yozma Global Genomic Fund 1 or its Affiliates (collectively, “Yozma”); provided that any such transactions contain substantially the same terms as those set forth in that certain Securities Purchase Agreement between the Company and Yozma, dated as of January 22, 2021, and the ancillary documents, instruments and agreements relating thereto.

5. Exercise of Warrants.

a. Exercise of this Warrant shall be made upon delivery to the Company pursuant to Section 10, of (i) this Warrant; (ii) a duly completed and executed election notice, in the form attached hereto (the “Election Notice”) and (iii) payment of the Exercise Price. Payment of the Exercise Price may be made at the option of the Warrant Holder either (a) in cash, wire transfer or by certified or official bank check payable to the order of the Company equal to Exercise Price per share in effect at the time of exercise multiplied by the number of Warrant Shares specified in the Election Notice, or (b) through a cashless exercise provided in Section 5(b) below, however, this cashless feature shall not be effective when the Warrant Shares have been registered pursuant to an effective registration statement. The Company shall promptly (but in no event later than three (3) business days after the “Date of Exercise,” as defined herein) issue or cause to be issued and cause to be delivered to the Warrant Holder in such name or names as the Warrant Holder may designate in the Election Notice, a certificate for the Warrant Shares issuable upon such exercise, with such restrictive legend as required by the 1933 Act, as applicable. Any person so designated by the Warrant Holder to receive Warrant Shares shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of this Warrant. All Warrant Shares delivered to the Warrant Holder the Company covenants, shall upon due exercise of this Warrant, be duly authorized, validly issued, fully paid and non-assessable.

b. If the closing price per share of the ordinary shares of the Company (as quoted by the OTC Markets or other principal trading market, if applicable) reported on the day immediately preceding the Date of Exercise (the “Fair Market Value”) of one ordinary share is greater than the Exercise Price of one Warrant Share (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Warrant Holder may elect to receive that number of Warrant Shares computed using the following formula:

X=	Y (A-B)
A

Where X= the number of ordinary shares to be issued to the Warrant Holder

Y= the number of shares of Warrant Shares purchasable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being exercised (at the date of such calculation)

A= Fair Market Value

B= Exercise Price (as adjusted to the date of such calculation)

For purposes of Rule 144 promulgated under the 1933 Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction in the manner described above shall be deemed to have been acquired by the Warrant Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

c. A “Date of Exercise” means the date on which the Company shall have received (i) this Warrant (or any New Warrant, as applicable), (ii) the Election Notice (or attached to such New Warrant) appropriately completed and duly signed, and (iii) payment of the Exercise Price (if this Warrant is exercised on a cash basis) for the number of Warrant Shares so indicated by the Warrant Holder to be purchased.

d. This Warrant shall be exercisable at any time and from time to time for such number of Warrant Shares as is indicated in the attached Form of Election to Purchase. If less than all of the Warrant Shares which may be purchased under this Warrant are exercised at any time, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares for which no exercise has been evidenced by this Warrant.

e. Notwithstanding any other provision of this Warrant, the Warrant Holder may not exercise this Warrant if such exercise would cause Warrant Holder’s beneficial ownership (as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended) of the ordinary shares of the Company to exceed 4.9% of its total issued and outstanding ordinary shares or voting shares. Upon not less than sixty-one (61) days advance written notice, at any time or from time to time, the Warrant Holder at its sole discretion, may waive this provision of this Warrant.

f. Notwithstanding any other provision of this Warrant, the Warrant Holder may not exercise this Warrant if such exercise would cause Warrant Holder’s beneficial ownership (as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended) of the ordinary shares of the Company to exceed 9.9% of its total issued and outstanding ordinary shares or voting shares. Any ordinary shares exercised under this Warrant need to be delivered to the Warrant Holder within three (3) business days of the receipt of Exercise Notice.

6. Ordinary Share Issuance. Upon receipt by the Company of a written request from Warrant Holder to exercise any portion of any Warrant, subject to any limitations on exercise contained in any Warrant, the Company shall have three (3) business days (“Delivery Date”) to issue the ordinary shares rightfully listed in such request. If the Company fails to timely deliver the shares through willful failure or deliberate hindrance, the Company shall pay to Warrant Holder in immediately available funds $1,000.00 per day past the Delivery Date that the shares are actually issued. Any amounts due under this Section shall be paid by the fifth (5th) day of the month following the month in which they accrued. The Company agrees that the right to exercise its Warrants is a valuable right to Warrant Holder and a material consideration of it entering this Agreement. The parties agree that it would be impracticable and extremely difficult to ascertain the amount of actual damages caused by a failure of the Company to timely deliver shares as required hereby. Therefore, the parties agree that the foregoing liquidated damages provision represents reasonable compensation for the loss which would be incurred by the Warrant Holder due to any such breach. The parties agree that this Section is not intended to in any way limit Warrant Holder’s right to pursue other remedies, including actual damages and/or equitable relief.

7. Adjustment of Exercise Price and Number of Shares. The character of the shares of stock or other securities at the time issuable upon exercise of this Warrant and the Exercise Price therefor, are subject to adjustment upon the occurrence of the following events:

a. Adjustment for Reorganization, Consolidation, Merger, Etc. In case of any consolidation or merger of the Company with or into any other corporation, entity or person, or any other corporate reorganization, in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a “Reorganization”), then, in each case, the Holder of this Warrant, on exercise hereof at any time after the consummation or effective date of such Reorganization (the “Effective Date”), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the exercise of the Warrant issuable on such exercise prior to the Effective Date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon the Effective Date if such holder had exercised this Warrant immediately prior thereto (all subject to further adjustment as provided in this Warrant). The Company shall ensure that the surviving entity in any Reorganization specifically assumes the Company’s obligations under this Warrant.

b. Anti-Dilution Exercise Price Adjustment. If at any time the Company grants, issues or sells any ordinary shares, options to purchase ordinary shares, securities convertible into ordinary shares or rights relating to ordinary shares (the “Purchase Rights”) to any person, entity, association, or other organization other than the Holder and other than an Excluded Issuance, at a price per share less than the Exercise Price, then the Exercise Price hereof shall be proportionately reduced to match the price per share of the Purchase Rights. For purposes of clarification, if the exercise price of the Warrant Shares is $0.10 per share, and if the Company sells ordinary shares at $0.05 per share at any time after the date hereof, then the Exercise Price of Holder’s Warrant Shares would be adjusted to $0.05 per share. Notwithstanding, the Exercise Price may not exceed $0.10 per share in any case pursuant to this Paragraph 7(b). The Exercise Price Adjustment set forth in this Paragraph 7(b) will expire thirty (30) days following the listing of the Company’s ordinary shares on NASDAQ. “Excluded Issuances” means any issuance or sale (or deemed issuance or sale in accordance with Section 7(b) hereof) by the Company after the original issue date of: (the “Original Issue Date”) (a) ordinary shares issued upon the exercise of this Warrant, (b) ordinary shares (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations) issued directly or upon the exercise of Options or Options issued to directors, officers, employees, or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company, in each case authorized by the Board of Directors and issued in accordance with the Stock Plan as in effect on the Issue Date, (c) ordinary shares issued upon the exercise of warrants outstanding on the Issue Date, (d) securities issued in lieu of cash pursuant to merger, consolidation, acquisition or strategic transactions approved by a majority of the disinterested directors of the Company but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities and/or being issued to affiliates, employees and/or related persons of the Company and/or any of its affiliates, (e) securities to an entity as a component of any business relationship with such entity primarily for the purpose of a joint venture or licensing activity or another arrangement involving a corporate partner primarily for purposes other than raising capital, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities and/or being issued to affiliates, employees and/or related persons of the Company and/or any of its affiliates, and (f) issuance of securities pursuant to a stock dividend or stock split.

c. Adjustments for Stock Dividends; Stock Splits, Combinations, Etc. In case the Company shall do any of the following (an “Event”):

(i) declare a dividend or other distribution on its ordinary shares payable in ordinary shares of the Company,

(ii) subdivide the outstanding ordinary shares pursuant to a stock split or otherwise, or consolidate the outstanding ordinary shares pursuant to a reverse stock split or otherwise (but subject to the penultimate sentence of this paragraph), or

(iii) reclassify its ordinary shares,

then the number of ordinary shares or other securities at the time issuable upon exercise of this Warrant shall be appropriately adjusted to reflect any such Event. Notwithstanding the above, the adjustment to the Exercise Price in the event of a reverse stock split or other reduction in the authorized ordinary shares of the Company shall not exceed an increase in the Exercise Price of greater than 1 for 7, or $1.05 per share, regardless of the amount of the reduction of ordinary shares or warrant shares of the Company. This price protection feature (i.e., a maximum increase of $1.05 per share) shall be removed when this Warrant is registered in an effective Form F-1 registration statement and the Company is trading on NASDAQ and all notes due the Holder from the Company have been paid in full.

d. Certificate as to Adjustments. In case of any adjustment or readjustment in the price or kind of securities issuable on the exercise of this Warrant, the Company will promptly give written notice thereof to the holder of this Warrant in the form of a certificate, certified and confirmed by the Board of Directors of the Company, setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based.

8. Registration Rights. This Warrant will have registration rights. The Company shall prepare and file with the United States Securities and Exchange Commission (the “Commission”) a registration statement on Form F-1 (the “Form F-1”) within 30 days of the Issue Date or within such longer period of time as agreed between the Warrant Holder and the Company, to cover this Warrant. The Form F-1 Should be effective within 75 days of Issue Date. The legal fees associated with filing the Form F-1 shall be paid by Company.

9. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. The number of full Warrant Shares that shall be issuable upon the exercise of this Warrant shall be computed on the basis of the aggregate number of Warrants Shares purchasable on exercise of this Warrant so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 9, be issuable on the exercise of this Warrant, the Company shall, at its option, (i) pay an amount in cash equal to the Exercise Price multiplied by such fraction or (ii) round the number of Warrant Shares issuable, up to the next whole number.

10. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are (a) delivered if delivered in person or (b) sent, if sent by email; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or (iv) on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid as follows:

If to the Company:

TODOS MEDICAL LTD.

1 Hamada Street

Rehovot, Israel 2244427

Email Address:

Attn: Gerald Commissiong

If to the Warrant Holder:

Kips Bay Select LP

708 Third Avenue, 6th Floor

New York, N.Y., 10017

11. Miscellaneous.

a. This Warrants is being granted pursuant to the terms of that certain Lock Up Agreement, dated as of July 7, 2021 by and between the Company and the Warrant Holder (the “Lock Up Agreement”). If not otherwise defined herein, all capitalized terms herein shall have the meanings given to them in the Lock Up Agreement. Further, all of the terms, representations, warranties, agreements, covenants and conditions set forth in the Lock Up Agreement are incorporated herein by reference. To the extent that there is a conflict between any condition, term or provision of this Warrant and the Lock Up Agreement, the conditions, terms, and provisions set forth herein shall specifically supersede the conflicting conditions, provisions and/or terms in the Lock Up Agreement.

b. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Warrant may be amended only in writing and signed by the Company and the Warrant Holder. Warrant Holder may assign this Warrant without consent from the Company but in accordance with the restrictions herein.

c. Nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Warrant Holder any legal or equitable right, remedy or cause of action under this Warrant; this Warrant shall be for the sole and exclusive benefit of the Company and the Warrant Holder.

d. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws provisions. All disputes arising out of or in connection with this Warrant, or in respect of any legal relationship associated with or derived from this Warrant, shall only be heard in any competent court residing in New York, NY. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. The Company further waives any objection to venue in any such action or proceeding on the basis of inconvenient forum. The Company agrees that any action on or proceeding brought against the Warrant Holder shall only be brought in such courts.

e. In the event the Warrant Holder hereof shall refer this Warrant Agreement to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Warrant Holder’s rights, including reasonable attorney’s fees, whether or not suit is instituted.

f. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

g. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonably substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

h. The Warrant Holder shall not, by virtue hereof, be entitled to any voting or other rights of a shareholder of the Company, either at law or equity, and the rights of the Warrant Holder are limited to those expressed in this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by the authorized officer as of the date first above stated.

TODOS MEDICAL LTD.

By:
Name:	Gerald Commissiong
Title:	Chief Executive Officer

FORM OF ELECTION TO PURCHASE

(To be executed by the Warrant Holder to exercise the right to purchase ordinary shares of the Company under the foregoing Warrant)

To: TODOS MEDICAL LTD.

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to purchase (check applicable box):

[ ]	________ ordinary shares of the Company covered by such Warrant; or

[ ]	the maximum number of ordinary shares covered by such Warrant pursuant to the cashless exercise procedure set forth therein.

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant, which is $___________. Such payment takes the form of (check applicable box or boxes):

[ ]	$__________ in lawful money of the United States; and/or

[ ]	the cancellation of such portion of the attached Warrant as is exercisable for a total of _______ ordinary shares of the Company(using a Fair Market Value of $_______ per share for purposes of this calculation); and/or

[ ]	the cancellation of such number of ordinary shares of the Company as is necessary, in accordance with the formula set forth in Section 5 of the Warrant, to exercise this Warrant with respect to the maximum number of ordinary shares purchasable pursuant to the cashless exercise procedure set forth in Section 5.

After application of the cashless exercise feature as described above, _____________ ordinary shares of the Company are required to be delivered pursuant to the instructions below.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the ordinary shares under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from registration under the Securities Act.

Name of Warrant Holder:

(Print:)

(By:)

(Name:)

(Title:)

Signatures must conform in all respects to the name of the Warrant Holder on the face of the Warrant.